[GRAPHIC OMITTED][BADGER PAPER LOGO]

For Immediate Release

Contacts:	Badger Paper Mills, Inc.:
William H. Peters, CFO
715-582-5203

Badger Paper Reports A
Fourth Quarter Loss Due to Higher Costs and
Lower Pricing

Peshtigo, WI – February 26, 2004 – Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI), one of the nation’s growing leaders in the manufacture of flexible packaging and specialty papers, reported today a loss of $1,312,000, or $0.64 per diluted share in the fourth quarter of 2003. For the year ended December 31, 2003 Badger Paper Mills, Inc. reported a loss of $3,091,000 or $1.52 per share.

        Net sales for the quarter ended December 31, 2003 decreased $1,663,000 to $14,887,000 from $16,550,000 for the same period in 2002. Net loss for the fourth quarter of 2003 was $1,312,000 ($0.64 per diluted share), compared to net loss of $201,000 ($0.10 per diluted share) for the year ago period.

        For the year ended December 31, 2003, the Company incurred a net loss of $3,091,000 ($1.52 per share) on net sales of $71,691,000 compared to net income of $1,899,000 ($0.91 per diluted share) on $73,772,000 in net sales for the same period last year. The results for 2002 include a pretax gain on the sale of Company-owned land and facilities totaling $1.1 million ($747,000 gain after taxes). The Company did not have a gain from a similar transaction during 2003.

Badger Paper Mills, Inc.

        “During the fourth quarter, the Company continued to experience higher costs for pulp and natural gas. In addition, sluggish demand for paper products resulted in lower selling prices and downtime,” reported the Company’s CEO Ronald Swanson. “The industry continues to struggle with excess capacity, higher raw material costs, imports and soft economic conditions. Given the difficult market conditions, the Company took more down time during fourth quarter of 2003 than in the same period last year, which resulted in a 10% decrease in net sales during the quarter as compared to same period in 2002. The combination of higher costs and lower volume resulted in the net loss for the fourth quarter of 2003. We are not pleased with our results for the fourth quarter and for the entire year. We are implementing internal cost reduction programs including workforce reductions. In addition, we continue to concentrate on improving our product mix,” said Swanson.

        Badger Paper Mills, Inc. is a growing leader in the manufacture of flexible packaging and specialty papers for customers throughout North America. Badger Paper Mills offers advanced specialty paper solutions for its customers. Badger adds value for customers through high-quality manufacturing capabilities, inventory management services, just-in-time distribution and a full array of printing services.

Forward-Looking Statements

This release may include one or more forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934 as enacted in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any such statement. The forward-looking statements are subject to the risks and uncertainties, which could cause actual results to differ materially from management expectations. Such risks and uncertainties include but are not limited to:

Badger Paper Mills, Inc.

—	Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company’s products, including increases in competitive production capacity and/or weakness in demand for paper products

—	Changes in the price of pulp, the Company’s main raw material. The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company’s costs

—	Interruptions in the supply of, or increases and/or changes in the price of energy (principally electricity, natural gas, and fuel oil) that the Company needs in its manufacturing operations

—	Changes in demand for the Company’s products due to overall economic activity affecting the rate of consumption of the Company’s paper products, growth rates of the end markets for the Company’s products, technological or consumer preference changes and acceptance of the Company’s products by the markets it serves

Further information about risks and uncertainties discussed above as well as additional material risks related to the Company’s business can be found in the Company’s Annual Report on Form 10-K for the year 2002 and other filings the Company has made from time to time with the Securities and Exchange Commission.

Financial Tables Follow

Badger Paper Mills, Inc.

Badger Paper Mills, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)	For Three Months Ended December 31		For Twelve Months Ended December 31
	2003	2002	2003	2002
Net Sales	$ 14,887	$ 16,550	$ 71,691	$ 73,772
Cost of Sales	15,385	15,409	70,472	65,943

Gross Profit	(498)	1,141	1,219	7,829
Selling and Administrative Expenses	991	1,388	5,097	5,779

Operating Income	(1,489)	(247)	(3,878)	2,050
Interest Expense	(116)	(93)	(440)	(402)
Interest Income	2	3	6	23
Gain on Sale of Non Core Assets	0	0	0	1,125
Other Income (Expense). Net	4	(21)	18	28

Income Before Income Taxes	(1,599)	(358)	(4,294)	2,824
Income Tax Expense	(287)	(157)	(1,203)	925

Net Income	($1,312)	($201)	($3,091)	$ 1,899

Net Income Per Share - Basic	($0.64)	($0.10)	($1.52)	$0.94
Average Shares Outstanding - Basic	2,036,706	2,028,797	2,033,391	2,026,299
Net Income Per Share - Diluted	($0.64)	($0.10)	($1.52)	$ 0.91
Average Shares Outstanding - Diluted	2,036,706	2,028,797	2,033,391	2,085,841